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                                 June 14, 2000


Mr. Arthur C. Kellar
106 Ebbtide Drive
North Palm Beach, Florida 33408

Dear Art:

     This letter sets forth the agreement between you and Precision Auto Care, Inc. (the "Company") concerning your financial backing of the bond required to be posted in order for the Company to pursue its appeal of an adverse judgment arising out of litigation in Florida. In return for your agreement to provide a letter of credit to support the Company's posting of the necessary bond, the Company agrees to issue you 25,000 shares of the Company's Common Stock.

     You understand and agree that you may be required to reimburse your letter of credit bank in the full amount of the letter of credit plus interest and costs, if the bonding company draws on the letter of credit following a call on their bond, which is likely to occur if the appeal is unsuccessful. If you are obligated to reimburse your bank for amounts drawn under the letter of credit, the Company agrees to: (1) increase by the amount of any draws on the letter of credit the amount due to be paid to you on or before April 15, 2001 under the Company's Subordinated Debenture; and (2) issue you an additional 25,000 shares of the Company's Common Stock for each $100,000 in principal amount drawn on the letter of credit with the understanding that shareholder approval would be required for such additional issuances of stock to be made, and if shareholder approval cannot be obtained for the additional shares, to increase the principal balance of all amounts owed under the Subordinated Debenture by 25% of the amounts drawn under the letter of credit . In the unlikely event that the letter of credit and bond remain outstanding at the maturity of the Company's Subordinated Debenture, the Company agrees to issue to you a demand note in the principal amount of the outstanding stated amount of the letter of credit plus interest at the rate(s) specified in the Company's Subordinated Debenture.

                                          Very truly yours,

                                          PRECISION AUTO CARE, INC.


                                          By: /s/ Woodley A. Allen
                                              --------------------------
                                              Woodley A. Allen
                                              Chairman of the Board of Directors

Accepted and agreed this 14/th/ day of June, 2000



/s/ Arthur C. Kellar
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Arthur C. Kellar